–Exhibit (a)(5)(xviii)

FAIRFAX FINANCIAL SUCCESSFULLY COMPLETES
ACQUISITION OF ALLIED WORLD AND CLOSES EXCHANGE OFFER

(Unless otherwise provided herein, all dollar amounts in this announcement are expressed in U.S. dollars)

July 6, 2017 — Toronto, Ontario and Zug, Switzerland: Fairfax Financial Holdings Limited (“Fairfax”) (TSX: FFH and FFH.U) and Allied World Assurance Company Holdings, AG (“Allied World”) (NYSE: AWH) announce the successful completion of the acquisition of Allied World and closing of the exchange offer by Fairfax Financial Holdings (Switzerland) GmbH (the “Purchaser”), an indirect subsidiary of Fairfax, for all of the issued and outstanding ordinary shares of Allied World (the “Shares”), which expired at 5:00 p.m. (New York City time) on July 5, 2017.

Continental Stock Transfer & Trust Company, the exchange agent for the offer, has indicated that, as of the expiration of the offer, 84,184,397 Shares (including 6,319,913 Shares tendered by guaranteed delivery) had been tendered into and not properly withdrawn from the offer, representing approximately 96.1% of the outstanding Shares. All Shares that were validly tendered into the offer and not properly withdrawn have been accepted for payment and acquired by the Purchaser. Pursuant to the Agreement and Plan of Merger dated as of December 18, 2016 between Fairfax and Allied World (as amended, the “Merger Agreement”), all conditions to the offer have been satisfied, and Allied World has declared the special cash dividend of $5.00 per Share, without interest, payable to all shareholders that tendered their Shares and to all holders of record as of the close of trading on July 5, 2017 that did not tender their Shares.

Squeeze-Out Merger

Fairfax intends to cause Fairfax (Switzerland) GmbH (“Fairfax Switzerland”), its indirect subsidiary, to effect a squeeze-out merger under Swiss law pursuant to the terms of the Merger Agreement, whereby Allied World will be merged with Fairfax Switzerland with Fairfax Switzerland being the surviving entity (the “Merger”) and thereafter renamed “Allied World Assurance Company Holdings, GmbH.”

As a result of the Merger, each outstanding Share (other than Shares owned by (a) Fairfax or the Purchaser or any other subsidiary of Fairfax or (b) any shareholder of Allied World who is entitled to and properly demands and exercises dissenters’ rights with respect to such Shares pursuant to, and complies in all respects with, the applicable provisions of Swiss law) will, at the effective time of the Merger, be converted into the right to receive (i) $23.00, payable net to the holder thereof in cash, without interest, subject to any withholding taxes required by applicable law, and (ii) 0.057937 of a Fairfax subordinate voting share, which is the same as the consideration payable in the offer.

Delisting

Allied World also announced today that it intends to voluntarily delist the Shares from the New York Stock Exchange and, provided that the requirements for deregistration are met, in due course, that it intends to subsequently deregister the Shares under the Securities Exchange Act of 1934 (the “Exchange Act”). Allied World also intends to suspend its reporting obligations under the Exchange Act once it is eligible to do so.

About Fairfax

Fairfax is a holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management.

About Allied World

Allied World, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions. Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and AA- by Fitch.

For further information contact:

Fairfax

Paul Rivett, President

John Varnell, Vice President, Corporate Development

at (416) 367-4941

Allied World

Media: Faye Cook, Senior Vice President, Marketing & Communications at (441) 278-5406

Investors: Giuseppe Montefinese, Manager, Strategy & Investor Relations at (646) 794-0690

IMPORTANT INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute or form part of an offer to sell or exchange or the solicitation of an offer to buy, exchange or subscribe to any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not an offer of securities for sale into the United States. No offering of securities shall be made in the United States except pursuant to registration under the U.S. Securities Act of 1933, or an exemption therefrom. An offer will not be made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Fairfax may, in its sole discretion, take such action as it may deem necessary to extend an offer in any such jurisdiction.

The release, publication or distribution of this communication in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this communication is released, published or distributed should inform themselves about and observe such restrictions.

In connection with the exchange offer for all of the outstanding registered ordinary shares of Allied World, Fairfax has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which includes a prospectus, and a Tender Offer statement on Schedule TO (including a related letter of transmittal and other offer documents), which has been previously amended and will be further amended. Allied World has filed with the SEC a Solicitation / Recommendation Statement on Schedule 14D-9 with respect to the exchange offer, which has been previously amended and will be further amended. SHAREHOLDERS OF ALLIED WORLD ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY (INCLUDING THE EXHIBITS THERETO) AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER. These materials and Fairfax’s other public filings with the SEC may be obtained without charge at the SEC’s website, www.sec.gov. Any materials filed with the SEC may also be obtained without charge at Fairfax’s website, www.fairfax.ca.

Any proxy statement and any other relevant documents filed by Allied World with the SEC, as well as any amendments or supplements to those documents and Allied World’s other public filings with the SEC, may be obtained without charge at the SEC’s website, www.sec.gov, after they have been filed. Any materials filed with the SEC may also be obtained without charge at Allied World’s website, www.awac.com.

Participants in the Solicitation

Fairfax and Allied World and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies from Allied World’s shareholders in favour of the merger. Information about Allied World’s directors and executive officers is available in Allied World’s amended Annual Report on Form 10-K dated April 27, 2017. Information about Fairfax’s directors and executive officers is available in Fairfax’s management proxy circular dated March 10, 2017 for its 2017 Annual Meeting of Shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement, the prospectus and other relevant materials filed with the SEC regarding the merger. Investors should read the definitive proxy statement and the prospectus carefully before making any voting or investment decisions.

Forward-Looking Statements

Certain statements contained herein may constitute forward-looking statements within the meaning of applicable Canadian and United States securities laws and are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements related to Fairfax’s plans and proposals for Allied World, including the Merger, delisting from the NYSE and deregistration, and are generally identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “may,” “continue,” “should,” and other similar expressions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax, Allied World or the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements reflect the current views of management of Fairfax and Allied World and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, regulatory approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Fairfax and Allied World, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.

Undue reliance should not be placed on such statements, which speak only as of the date they are made. Such factors include, but are not limited to the risks and uncertainties described in: (i) Fairfax’s most recently issued Annual Report which is available at www.fairfax.ca and in its Supplemental and Base Shelf Prospectus (under “Risk Factors”) filed with the securities regulatory authorities in Canada, which is available on SEDAR at www.sedar.com; and (ii) Allied World’s most recently issued Annual Report filed on Form 10-K, which is available on EDGAR at www.sec.gov. Each of Fairfax and Allied World disclaims any intention or obligation to update or revise any forward-looking statements and undertakes no obligation to release publicly the results of any future revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.